POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that the undersigned, James J. McGonigle, an individual subject to the filing requirements of Section 16 of the Securities Act of 1934, as amended (the "Act"), does hereby constitute and appoint any of Helen Shan, Rachel Stern, Brian Daly, Megan Jones, Jill Shank Chavarria, and Debra Quas, as his true and lawful attorney-in-fact and in his name, place and stead to execute and deliver, and to take such other action as the attorney considers necessary or appropriate to effect, any filing on Form 3, Form 4, or Form 5 to be filed under Section 16 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on this 24th day of April, 2020.

/s/ JAMES J. MCGONIGLE
Signature

James J. McGonigle
Printed Name